FOR IMMEDIATE RELEASE

               HEXCEL AND CIBA COMPOSITES SIGN LETTER OF INTENT
            TO COMBINE FORCES IN STRUCTURAL MATERIALS AND PRODUCTS

                          __________________________

              Plan to Form Company With Complementary Strengths
                  and Over US$600 Million in Worldwide Sales

                Combination Would Create Major Global Presence
                    in Advanced Materials and Products for
                        Aerospace and Other Industries

                      Ciba to Have 49.9% Stake in Hexcel

          PLEASANTON, CALIFORNIA and BASLE, SWITZERLAND (July 12,
          1995) -- Hexcel Corporation ("Hexcel") and Ciba-Geigy Limited ("Ciba") today jointly announced that they have signed a letter of intent, subject to various conditions, to combine Ciba's worldwide Composites Division ("Ciba Composites") -- including composites, honeycomb, structures and interiors -- with Hexcel's business. Hexcel, a leading manufacturer of honeycomb, advanced composites and reinforced fabrics, and Ciba Composites, a division of Ciba, the worldwide biological and chemical group, both specialize in lightweight, high-strength structural materials for the aerospace and other industries. The company would retain the Hexcel Corporation name and would continue to trade on the New York and Pacific Stock Exchanges under the symbol "HXL."

          The objective of Hexcel and Ciba is to form a global strategic partnership. The combined company would be well positioned to meet changing customer needs in the rapidly evolving -- and increasingly challenging -- competitive environment of the structural materials industry. The company, which would be a major global presence in its industry, generated, on a pro-forma combined basis, 1994 sales in excess of US$600 million.

          According to the provisions of the letter of intent, Ciba would receive approximately 49.9% of Hexcel's common stock at the conclusion of the transaction, in exchange for Ciba Composites. Hexcel would also pay additional consideration in the form of cash and securities to reflect its debt and certain liabilities in excess of amounts carried by Ciba Composites. Such additional consideration is currently estimated at approximately US$80 million and will be adjusted at closing to reflect actual account balances.

          It is planned that John J. Lee, the current Chief Executive Officer of Hexcel, would remain as Chief Executive Officer and become Chairman of the Board, and Juergen Habermeier, the current President of Ciba Composites, would become President and Chief Operating Officer. It is also expected that Ciba would be entitled to Board representation commensurate with its percentage ownership interest.

          Although there is no assurance that Hexcel and Ciba will reach agreement or close the transaction, the companies are hopeful that a definitive agreement will be signed in the third quarter, with the transaction closing in the fourth quarter. The consummation of the transaction is subject to significant conditions, including: definitive documentation; due diligence; no material adverse changes in either business; approval of Hexcel's stockholders; financing; and applicable antitrust and other regulatory clearances. The terms of the transaction would also include, among other items, certain standstill provisions relating to Ciba's ownership of Hexcel shares.

          In announcing the proposed transaction, Heini Lippuner, Ciba's Chairman of the Executive Committee and Chief Operating Officer, said: "The combination of these two businesses, each with a significant presence in the composites industry, would be a pragmatic solution to the changes within that market over the past few years. This is a win-win for both companies, our customers, our employees and other stakeholders."

          "By combining Ciba Composites with Hexcel in a US-listed entity, we could accelerate the independent development of our composites business. And for Ciba, the partnership also would provide an opportunity to unlock shareholder value and demonstrate our commitment to actively managing our portfolio of businesses," Mr. Lippuner added.

          John J. Lee, Chief Executive Officer of Hexcel, said:
          "For Hexcel, the combination of these two businesses makes a great deal of strategic sense, particularly in light of the competitive environment in which we operate. The two operations are unusually complementary in terms of both product line and geographic reach. This transaction would allow Hexcel to emerge from its global restructuring as one of the strongest, most diversified and technologically advanced players in our industry, with a greatly enhanced ability to support our customers."

          Juergen Habermeier, President of Ciba Composites, said:
          "This proposed partnership effectively addresses ongoing changes in the industry. Aerospace customers, for example, are sharpening their focus on their basic operating capabilities -- a trend which is leading to outsourcing. Improvements in the benefit/cost ratio of such products are of fundamental importance. In addition, the combined company could lead to broader access to Asia -- a fast-developing market in aerospace."

          Ciba is a leading Swiss-based worldwide biological and chemical group with 1994 sales of Sfr. 22.049 billion (US$16.213 billion). Ciba Composites, with 1994 worldwide sales of Sfr. 399 million (US$ 293 million), is headquartered in Anaheim, California, operates in more than 20 countries and has production facilities in 5 of these. The division supplies lightweight, high-strength materials and structures. Its most important market is the aircraft manufacturing and airline industries, where meeting high quality standards is essential. Persistence in demonstrating the benefits of composites in industrial markets has paid off with the development of products for sports applications, wind energy and railway, shipping and other transportation industries.

          Hexcel is a leading U.S.-based international developer and manufacturer of honeycomb, advanced composites and reinforced fabrics, with 1994 sales of US$313.8 million. Headquartered in Pleasanton, California, Hexcel operates in 8 countries, has production facilities in 5 of these and sells its products in more than 23 countries. While aerospace is Hexcel's most important market, automotive, mass transit, athletic footwear, marine, architectural design, recreational products, orthotics, prosthetics, printed circuit boards, ballistics protection, decorative window coverings and civil engineering represent highly diverse areas where Hexcel's materials are utilized. Hexcel has been the world leader in developing and manufacturing honeycomb for almost 50 years.

                                     ###

          Contact:

          For Hexcel Corporation:       Tara Owen
                                        212.484.7724

          For Ciba: In Switzerland:     Kai Romot
                                        41.61.696.4444

          In U.S.:                      Skip Ragland
                                        914.479.4050

                                        Joe Schepers (investors)
                                        914.479.4121